Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-251110) pertaining to the Incentive Award Plan of GCM Grosvenor Inc. of our report dated March 12, 2021 (except for the impact of the matter discussed in Note 4 - Restatement of Previously Issued Consolidated Financial Statements, as to which the date is May 10, 2021), with respect to the consolidated financial statements of GCM Grosvenor Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Chicago, Illinois
May 10, 2021